Exhibit 4.2

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THE WARRANTS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED (the “1933 ACT”), OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO YOU THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE 1933 ACT, OR ANY APPLICABLE STATE SECURITIES LAWS.

PLAIN ENGLISH WARRANT AGREEMENT

This is a PLAIN ENGLISH WARRANT AGREEMENT dated February 6, 2006 by and between RUCKUS WIRELESS, INC. a Delaware corporation and TRIPLEPOINT CAPITAL LLC, a Delaware limited liability company.

The words “We”, “Us”, or “Our” refer to the warrant holder, which is TRIPLEPOINT CAPITAL LLC. The words “You” or “Your” refers to the issuer, which is RUCKUS WIRELESS, INC., and not to any individual. The words “The Parties” refers to both TRIPLEPOINT CAPITAL LLC and RUCKUS WIRELESS, INC. This Plain English Warrant Agreement may be referred to as the “Warrant Agreement”.

The Parties have entered into a Plain English Master Lease Agreement dated as of February 6, 2006; Hardware Facility Schedule E1-417-H dated as of February 6, 2006 and related Summary Schedules which will be collectively referred to as the “Lease”.

In consideration of such Lease, the Parties agree to the following mutual agreements and conditions set forth below:

WARRANT INFORMATION

Effective Date	Warrant Number	Facility Schedule
February 6, 2006	417-W-01	E1-417-H

Warrant Coverage	Number of Shares	Price Per Share	Type of Stock
4% of $1,500,000	52,173	$1.15	Series C Preferred Stock

OUR CONTACT INFORMATION

Name	Address For Notices	Contact Person
TriplePoint Capital LLC	2420 Sand Hill Road, Ste. 101 Menlo Park, CA 94025 Phone (650) 854-2090 Fax (650) 854-2094	Sajal Srivastava, COO Phone (650) 233-2102 Fax (650) 854-2094 email: sks@triplepointcapital.com

YOUR CONTACT INFORMATION

Customer Name	Address For Notices	Contact Person
Ruckus Wireless, Inc.	883 N. Shoreline Blvd., Building A100 Mountain View, CA 94043 Phone (650) 265-4200 Fax (650) 618-1644	Name: Chloe Chan Phone (650) 265-0870 Fax (650) 618-1644 email: chloe@ruckuswireless.com

1.	WHAT YOU AGREE TO GRANT US.

You grant to Us and We are entitled, upon the terms and subject to the conditions set forth in this Warrant Agreement, to subscribe to and to purchase from You that 52,173 fully paid and non-assessable shares of Your Series C Preferred Stock at a purchase price per share equal to $1.15.

The number and purchase price of such shares of Series C Preferred Stock are also subject to adjustment as provided in Section 4 hereof.

2.	WHEN ARE WE ENTITLED TO PURCHASE YOUR SERIES C PREFERRED STOCK.

The term of this Warrant Agreement and our right to purchase Series C Preferred Stock will begin on the Effective Date, and shall be available for the greater of (i) 7 years from the Effective Date or (ii) 3 years from the effective date of Your initial public offering, unless otherwise terminated pursuant to the provisions below.

Notwithstanding the foregoing, Our right to purchase Series C Preferred Stock shall be automatically and fully exercised (without surrender of the Warrant Agreement) pursuant to the Net Issuance method upon the occurrence of a Merger Event (as defined below in Section 4), in which You are not the surviving corporation, provided that, upon consummation of the Merger Event, the consideration payable to Us pursuant to such exercise and on account of the Series C Preferred Stock consists of stock that is not traded on a recognized public exchange or on the NASDAQ National Market and is at a price equal to or greater than three (3) times the Exercise Price (as adjusted)(as determined pursuant to section 3). In such a Merger Event, if the consideration to be received by Us is less than three (3) times the Exercise Price and We have not elected to exercise Our rights under this Warrant Agreement, then You may, at Your sole discretion, pay Us a sum equal to three (3) times the Exercise Price for each share exercisable under this Warrant Agreement in exchange for the cancellation of this Warrant Agreement upon the consummation of the Merger Event, in which You are not the surviving corporation.

In the event of a Merger Event, in which the consideration to be received is (1) cash and/or (2) stock or other securities that are traded on a recognized public exchange or on the NASDAQ National Market, either (a) We shall exercise Our purchase rights under this Warrant Agreement prior to the Merger Event and such exercise will be deemed effective immediately prior to the consummation of such Merger Event or (b) We elect not to exercise the Warrant and this Warrant Agreement shall automatically expire upon consummation of such Merger Event.

No less than twenty (20) business days prior to any Merger Event, You shall provide Us with written notice of the proposed Merger Event together with a copy of the proposed merger agreement and information concerning Your expected capitalization immediately prior to the Merger Event. If we elect to exercise this Warrant prior to a Merger Event, we shall give such notice five (5) days prior to the anticipated consummation of such Merger Event, provided, however, that You have provided Us with notice of such event pursuant to the prior sentence. Upon consummation of the Merger Event, You shall promptly provide Us with (a) a copy of the executed merger agreement, (b) any other documents in connection therewith, (c) information concerning Your capitalization immediately prior to the Merger Event, and, (d) upon request, by Us any other information reasonably necessary to an informed evaluation of Our rights under this Agreement.

3.	HOW WE MAY PURCHASE YOUR SERIES C PREFERRED STOCK.

We may exercise Our purchase rights, in whole or in part, at any time, or from time to time, prior to the expiration of the term of this Warrant Agreement, by giving You a completed and executed Notice of Exercise in the form attached as Exhibit I. Promptly upon receipt of the Notice of Exercise and in any event no later than twenty-one (21) days after you have received Our Notice of Exercise and payment of the aggregate Exercise Price for the shares purchased, You will issue to Us a certificate for the number of shares of Series C Preferred Stock that We have purchased and You will execute the Acknowledgment of Exercise in the form attached hereto as Exhibit II indicating the number of shares which will be available to Us for future purchases, if any.

We may pay for the Series C Preferred Stock by either (i) cash or check, or (ii) by the net issuance method as determined below. If We elect the Net Issuance method, You will issue Series C Preferred Stock using the following formula:

X = Y(A-B)
A

Where:	X =	the number of shares of Series C Preferred Stock to be issued to Us.

	Y =	the number of shares of Series C Preferred Stock we request to be exercised under this Warrant Agreement.

	A =	the fair market value of one share of Series C Preferred Stock.

	B =	the Exercise Price.

For purposes of the above calculation, current fair market value of Series C Preferred Stock shall mean with respect to each share of Series C Preferred Stock:

If the exercise is in connection with the initial public offering of Your Common Stock, and if Your registration statement relating to such public offering has been declared effective by the SEC, then the fair market value per share shall be the product of (x) the initial “Price to Public” specified in the final prospectus of the offering and (y) the number of shares of Common Stock into which each share of Series C Preferred Stock is convertible at the time of such exercise;

If this Warrant Agreement is exercised after, and not in connection with the Your initial public offering, and:

Þ        if traded on a securities exchange, the fair market value shall be the product of (x) the average of the closing prices over a five (5) day period ending three (3) days before the day the current fair market value of the securities is being determined and (y) the number of securities converted hereunder at the time of such exercise; or

Þ        if actively traded over-the-counter, the fair market value shall be the product of (x) the average of the closing bid and asked prices quoted on the NASDAQ system (or similar system) over the five (5) day period ending three (3) days before the day the current fair market value of the securities is being determined and (y) the number of securities converted hereunder at the time of such exercise;

Þ        if at any time Your Common Stock is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the current fair market value of Series C Preferred Stock shall be the product of (x) the price as determined in good faith by Your Board of Directors and (y) the number of shares of Common Stock into which each share of Series C Preferred Stock is convertible at the time of such exercise, unless You shall become subject to a merger, acquisition or other consolidation pursuant to which You are not the surviving party, in which case the fair market value of Series C Preferred Stock shall be deemed to be the value received by the holders of the Your Series C Preferred Stock on a common equivalent basis pursuant to such merger or acquisition.

Þ        During the term of this Warrant Agreement, You will at all times from and after the Effective Date have authorized and reserved a sufficient number of Series C Preferred Stock to provide for the exercise of Our rights to purchase the Series C Preferred Stock or take such necessary actions at the time of exercise to provide for the exercise of Our rights to purchase the Series C Preferred Stock.

If We elect to exercise part of the Warrant Agreement, You will promptly issue to Us an amended Warrant Agreement stating the remaining number of shares that are available. All other terms and conditions of that amended Warrant Agreement shall be identical to those contained in this Warrant Agreement.

4.	WHEN WILL THE NUMBER OF SHARES AND EXERCISE PRICE CHANGE.

If You Merge. Subject to section 2, If at any time there is a reorganization of Your stock (other than a reclassification, exchange or subdivision of Your shares otherwise provided in this Warrant Agreement), or Your merger or consolidation with or into another corporation, whether or not You are the surviving corporation or if You sell or convey all or substantially all of Your assets or stock to any other person (each of these foregoing events referred to as a Merger Event), then, as part of such Merger Event, lawful provision shall be made so that We shall thereafter be entitled to receive, upon exercise of Our rights under this Warrant Agreement, the number of shares of preferred stock or other securities of the successor corporation resulting from such merger, equal in value to that which would have been issuable if We had exercised Our right under this Warrant Agreement immediately prior to the Merger Event. In any such case, appropriate adjustment (as determined in good faith by the Your Board of Directors) shall be made in the application of the provisions of this Warrant Agreement with respect to the Our rights and interest after the merger so that the provisions of this Warrant Agreement (including adjustments of the Exercise Price and number of shares of Series C Preferred Stock purchasable) shall be applicable to the greatest extent possible.

If You Reclassify Your Stock. If at any time You combine, reclassify, exchange or subdivide Your securities or otherwise, change any of the securities as to which purchase rights under this Warrant Agreement exist into the same or a different number of securities of any other class or classes, this Warrant Agreement will thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Warrant Agreement immediately prior to such combination, reclassification, exchange, subdivision or other change.

If You Subdivide or Combine Your Shares. If at any time You combine or subdivide Your Series C Preferred Stock, the Exercise Price will be proportionately decreased in the case of a subdivision, or proportionately increased in the case of a combination.

If You Pay Stock Dividends. If at any time You pay a dividend payable in, or make any other distribution (except any distribution specifically provided for in the above paragraphs) of Your stock, then the Exercise Price shall be adjusted, from and after the record date of such dividend or distribution, to that price determined by multiplying the Exercise Price in effect immediately prior to such record date by a fraction (i) the numerator of which shall be the total number of all shares of Your stock outstanding immediately prior to such dividend or distribution, and (ii) the denominator of which shall be the total number of all shares of Your stock outstanding immediately after such dividend or distribution. We will thereafter be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of shares of Series C Preferred Stock (calculated to the nearest whole share) obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares of Series C Preferred Stock issuable upon the exercise hereof immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.

If You Spend More Than the Commitment Amounts Under the Lease. If Our total cost of equipment leased pursuant to the Lease exceeds $1,500,000. We will have the right to purchase from You, at the Exercise Price (adjusted as set forth herein), an additional number of shares, which number shall be determined by (i) multiplying the amount by which the Our total equipment cost exceeds $1,500,000 by 4% and (ii) dividing the product by the Exercise Price per share referenced in Section 1 above.

If You Change the Antidilution Rights of the Series C Preferred Stock or Issue New Preferred Or Convertible Stock. All antidilution rights applicable to the Series C Preferred Stock purchasable under this Warrant Agreement are as set forth in Your Amend and Restated Certificate of Incorporation, “Charter”, as amended through the Effective Date. You will promptly provide Us with any restatement, amendment, modification or waiver of the Charter. You will provide Us with written notice of any issuance of Your stock or other equity security to occur after the Effective Date, which notice shall include (a) the price at which such stock or security is to be sold, (b) the number of shares to be issued, and (c) such other information as necessary for Us to determine if a dilutive event has occurred. You will use best efforts to provide such written notice prior to the issuance, but in no event later than five (5) business days after such issuance.

5.	WE CAN TRANSFER THIS PLAIN ENGLISH WARRANT AGREEMENT.

Subject to the terms and conditions contained in Section 7, We (or any successor transferee) may transfer in whole or in part this Warrant Agreement and all its rights. The number of transfers will not exceed three. If the transfer is in accordance with Section 7, You will record the transfer on Your books when You receive Our Notice of Transfer in the form attached hereto as Exhibit III, and Our payment of all transfer taxes and other governmental charges involved in such transfer.

6.	REPRESENTATIONS, WARRANTIES, AND COVENANTS FROM YOU.

Þ        Reservation of Series C Preferred Stock. The Series C Preferred Stock issuable upon exercise of Our rights under this Warrant Agreement will be duly and validly reserved and when issued in accordance with the provisions of this Warrant Agreement will be validly issued, fully paid and non-assessable, and will be free of any taxes, liens, charges or encumbrances of any nature whatsoever; provided, however, that the Series C Preferred Stock issuable pursuant to this Warrant Agreement may be subject to restrictions on transfer under state and/or Federal securities laws. Upon Our exercise, You will issue to Us certificates for shares of Series C Preferred Stock without charging Us any tax, or other cost incurred by You in connection with such exercise and the related issuance of shares of Series C Preferred Stock.

Þ        Due Authority. Your execution and delivery of this Warrant Agreement and the performance of Your obligations hereunder, including the issuance to Us of the right to acquire the shares of Series C Preferred Stock, have been duly authorized by all necessary corporate action on Your part and this Warrant Agreement is not inconsistent with the Your Charter or Bylaws, does not contravene any law or governmental rule, regulation or order applicable to it, does not and will not contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument to which You are a party or by which You are bound, and this Warrant Agreement constitutes legal, valid and binding agreements, enforceable in accordance with their respective terms.

Þ        Consents and Approvals. No consent or approval of, giving of notice to, registration with, or taking of any other action in respect of any state, Federal or other governmental authority or agency is required with respect to the execution, delivery and Your performance of Your obligations under this Warrant Agreement, except for the filing of any required notices pursuant to federal and state securities laws, which filings will be effective by the times required thereby.

Þ        Issued Securities. As of the Effective Date of this Warrant Agreement:

Your authorized capital consists of (A) 50,000,000 shares of Common Stock, of which 11,062,938 shares of Common Stock are issued and outstanding, and (B) 22,000,000 shares of preferred stock, of which 20,543,263 shares are issued and outstanding.

You have 479,653 shares of Common Stock reserved and available for issuance under Your Stock Incentive Plan and 1,588,981 shares have been granted and are currently outstanding. Except as otherwise provided in this Warrant Agreement, Your Charter and as noted above, there are no other options, warrants, conversion privileges or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued shares of the Your capital stock or other of Your securities.

Except as set forth in Your Investor’s Rights Agreement, Your shareholders do not have preemptive rights to purchase new issuances of Your capital stock.

Þ        Other Commitments to Register Securities. Except as set forth in this Warrant Agreement and the Amended and Restated Investors’ Rights’ Agreement dated August 18, 2005 (the “Rights Agreement”), as of the Effective Date, You are not, pursuant to the terms of any other agreement currently in existence, under any obligation to register under the 1933 Act any of Your presently outstanding securities or any of Your securities which may hereafter be issued.

Þ        Exempt Transaction. Subject to the accuracy of Our representations in Section 7 hereof, and the filing of any required notices pursuant to federal or state securities laws, the issuance of the Series C Preferred Stock upon exercise of this Warrant Agreement will constitute a transaction exempt from (i) the registration requirements of Section 5 of the 1933 Act, in reliance upon Section 4(2) thereof, and (ii) the qualification requirements of the applicable state securities laws.

Þ        Compliance with Rule 144. We propose to sell the Series C Preferred Stock issuable hereunder in compliance with Rule 144 promulgated by the Securities and Exchange Commission. Within ten (10) days of Our request, You agree to furnish Us, a written statement confirming Your compliance with the filing requirements of the Securities and Exchange Commission as set forth in such Rule 144, as may be amended.

7.	OUR REPRESENTATIONS AND COVENANTS TO YOU.

Þ        Investment Purpose. The right to acquire Series C Preferred Stock or the Series C Preferred Stock issuable upon exercise of Our rights contained herein and the Common Stock issuable upon conversion will be acquired for investment purposes only and not with a view to the sale or distribution of any part thereof, and We have no present intention of selling or engaging in any public distribution of the same except pursuant to a registration statement or exemption.

Þ        Private Issue. We understand (i) that this Warrant Agreement, the Series C Preferred Stock issuable upon exercise of this Warrant Agreement and the Common Stock issuable upon conversion are not registered under the 1933 Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Warrant Agreement will be exempt from the registration and qualifications requirements thereof, and (ii) that Your reliance on such exemption is predicated on the representations set forth in this Section 7.

Þ        Disposition of Our Rights. In no event will We make a disposition of any of Our rights to acquire Series C Preferred Stock or Series C Preferred Stock issuable upon exercise of such rights or the Common Stock issuable upon conversion unless and until (i) We shall have notified You in writing of the proposed disposition, and (ii) the transferee agrees to be bound in writing to all of the terms and conditions of this Warrant Agreement, and (iii) if You request, We shall have furnished You with an opinion of counsel satisfactory to You and Your counsel to the effect that (A) appropriate action necessary for compliance with the 1933 Act has been taken, or (B) an exemption from the registration requirements of the 1933 Act is available. Notwithstanding the foregoing, the restrictions imposed upon the transferability of any of Our rights to acquire Series C Preferred Stock or Series C Preferred Stock issuable on the exercise of such rights or the Common Stock issuable upon conversion do not apply to transfers from the beneficial owner of any of the aforementioned securities to its nominee or from such nominee to its beneficial owner, and shall terminate as to any particular share of Series C Preferred Stock when (1) such security shall have been effectively registered under the 1933 Act and sold by the holder thereof in accordance with such registration or (2) such security shall have been sold without registration in compliance with Rule 144 under the 1933 Act, or (3) a letter shall have been issued to You at Our request by the staff of the Securities and Exchange Commission or a ruling shall have been issued to the You at Our request by such Commission stating that no action shall be recommended by such staff or taken by such Commission, as the case may be, if such security is transferred without registration under the 1933 Act in accordance with the conditions set forth in such letter or ruling and such letter or ruling specifies that no subsequent restrictions on transfer are required. Whenever the restrictions imposed hereunder shall terminate, as hereinabove provided, the holder of a share of Series C Preferred Stock then outstanding as to which such restrictions have terminated shall be entitled to receive from You, without expense to such holder, one or more new certificates for the Warrant or for such shares of Series C Preferred Stock not bearing any restrictive legend referring to 1933 Act registration or exemption. You will not be required to pay any tax, which may be payable in respect of any transfer involved and the issuance and delivery of any certificate in a name other than TriplePoint Capital LLC.

Þ        Financial Risk. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of Our investment, and have the ability to bear the economic risks of Our investment. We have received or have had full access to all the information We consider necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant Agreement and the underlying securities.

Þ        Risk of No Registration. We understand that if You do not register with the Securities and Exchange Commission pursuant to Section 12 of the 1934 Act (the “1934 Act”), or file reports pursuant to Section 15(d), of the 1934 Act, or if a registration statement covering the securities under the 1933 Act is not in effect when We desire to sell (i) the rights to purchase Series C Preferred Stock pursuant to this Warrant Agreement, or (ii) the Series C Preferred Stock issuable upon exercise of the right to purchase, We may be required to hold such securities for an indefinite period. We also understand that any sale of Our right to purchase Series C Preferred Stock or Series C Preferred Stock which might be made by it in reliance upon Rule 144 under the 1933 Act may be made only in accordance with the terms and conditions of that Rule.

Þ        Accredited Investor. We are an “accredited investor” within the meaning of the Securities and Exchange Rule 501 of Regulation D, as presently in effect.

8.	NOTICES YOU AGREE TO PROVIDE US.

Unless otherwise noted, You agree to give Us at least twenty (20) days prior written notice of the following events:

Þ    If You Pay a Dividend or distribution declaration upon your stock.

Þ    If You offer for subscription pro-rata to the existing shareholders additional stock or other rights. If the notice period is different for existing shareholders, You may provide Us with notice at the same time You provide shareholders with such notice but in no event later than five (5) days prior to the offer.

Þ    If you Merge.

Þ    If you have an IPO.

Þ    If you dissolve or liquidate.

All notices in this Section must set forth details of the event, how the event adjusts either Our number of shares or Our Exercise Price and the method used for such adjustment.

Timely Notice. Your failure to timely provide such notice required above shall entitle Us to retain the benefit of the applicable notice period notwithstanding anything to the contrary contained in any insufficient notice received by Us.

9.	DOCUMENTS YOU WILL PROVIDE US.

Upon the Effective Date, You will provide us with the following documents:

Þ    Certified Resolutions

Þ    Charter

Þ    Rights Agreement

Þ    By Laws

We may from time to time reasonably request other documents solely related to Your securities in reference to this Warrant Agreement and Our rights herein.

10.	OTHER LEGAL PROVISIONS THE PARTIES WILL ABIDE BY.

Effective Date. This Warrant Agreement shall be construed and shall be given effect in all respects as if it had been executed and delivered by the Parties on the date hereof. This Warrant Agreement shall be binding upon any of the successors or assigns of the Parties.

Attorney’s Fees. In any litigation, arbitration or court proceeding between the Parties relating to this Warrant Agreement, the prevailing party shall be entitled to attorneys’ fees and expenses and all costs of proceedings incurred in enforcing this Warrant Agreement.

Governing Law. This Warrant Agreement shall be governed by and construed for all purposes under and in accordance with the laws of the State of California.

Consent To Jurisdiction And Venue. All judicial proceedings arising in or under or related to this Warrant Agreement may be brought in any state or federal court of competent jurisdiction located in the State of California. By execution and delivery of this agreement, each party hereto generally and unconditionally: (a) consents to personal jurisdiction in San Mateo County, State of California; (b) waives any objection as to jurisdiction or venue in San Mateo County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Plain English Warrant Agreement. Service of process on any party hereto in any action arising out of or relating to this agreement shall be effective if given in accordance with the requirements for notice set forth in this Section, and shall be deemed effective and received as set forth therein. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

Mutual Waiver Of Jury Trial. Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and The Parties wish applicable state and federal laws to apply (rather than arbitration rules), The Parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF THE PARTIES SPECIFICALLY WAIVES ANY RIGHT THEY MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY YOU AGAINST US OR OUR ASSIGNEE OR BY US OR OUR ASSIGNEE AGAINST YOU. This waiver extends to all such Claims, including Claims that involve Persons other than You and Us; Claims that arise out of or are in any way connected to the relationship between You and Us; and any Claims for damages, breach of contract, specific performance, or any equitable or legal relief of any kind, arising out of this Warrant Agreement.

Counterparts. This Warrant Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Notices. Any notice required or permitted under this Warrant Agreement shall be given in writing and shall be deemed effectively given upon the earlier of (1) actual receipt or 3 days after mailing if mailed postage prepaid by regular or airmail to Us or You or (2) one day after it is sent by overnight mail via nationally recognized courier or (3) on the same day as sent via confirmed facsimile transmission, provided that the original is sent by personal delivery or mail by the sending party.

Remedies. In the event of any default hereunder, the non-defaulting party may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including but not limited to an action for damages as a result of any such default, and/or an action for specific performance for any default where such party will not have an adequate remedy at law and where damages will not be readily ascertainable. Each party expressly agrees that it shall not oppose an application by the other party or any other person entitled to the benefit of this Agreement requiring specific performance of any or all provisions hereof or enjoining such party from continuing to commit any such breach of this Agreement.

No Impairment of Rights. You will not, by amendment of your Charter or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Warrant Agreement, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect Our rights against impairment.

Survival. Except for those representations, warranties, covenants and conditions which are specific as to the Effective Date of this Warrant Agreement, the representations, warranties, covenants, and conditions of the Parties contained herein or made pursuant to this Warrant Agreement shall survive the execution and delivery of this Warrant Agreement.

Severability. In the event any one or more of the provisions of this Warrant Agreement shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Warrant Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision, which comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.

Amendments. Any provision of this Warrant Agreement may only be amended by a written instrument signed by the Parties.

Facsimile Signatures. This Warrant Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

IN WITNESS WHEREOF, each of the Parties have caused this Warrant Agreement to be executed by its officers who are duly authorized as of the Effective Date.

YOU:	RUCKUS WIRELESS, INC.

	By:	/s/ Selina Lo

	Title:	CEO

US:	TRIPLEPOINT CAPITAL LLC

	By:	/s/ Sajal Srivastava

	Title:	CHIEF OPERATING OFFICER

EXHIBIT I

NOTICE OF EXERCISE

To:

1.	We hereby elect to purchase shares of the Series C Preferred Stock of , pursuant to the terms of the Plain English Warrant Agreement dated the day of , 200 (the “Plain English Warrant Agreement”) between and Us, and tenders here payment of the purchase price for such shares in full, together with all applicable transfer taxes, if any.

2.	Method of Exercise (Please initial the applicable blank)

a.	The undersigned elects to exercise the Plain English Warrant Agreement by means of a cash payment, and gives You full payment for the purchase price of the shares being purchased, together with all applicable transfer taxes, if any.

b.	The undersigned elects to exercise the Plain English Warrant Agreement by means of the Net Issuance Exercise method of Section 3 of the Warrant.

3.	In exercising Our rights to purchase the Series C Preferred Stock of , We hereby confirm and acknowledge the investment representations, warranties and covenants made in Section 7 of the Plain English Warrant Agreement.

Please issue a certificate or certificates representing these purchased shares of Series C Preferred Stock in Our name or in such other name as is specified below.

(Name)

(Address)

US:	TRIPLEPOINT CAPITAL LLC

By:

Title:

Date:

EXHIBIT II

ACKNOWLEDGMENT OF EXERCISE

                    , hereby acknowledges receipt of the “Notice of Exercise” from TRIPLEPOINT CAPITAL LLC, to purchase          shares of the Series C Preferred Stock of                     , pursuant to the terms of the Plain English Warrant Agreement, and further acknowledges that          shares remain subject to purchase under the terms of the Plain English Warrant Agreement.

YOU:

By:

Title:

Date:

EXHIBIT III

TRANSFER NOTICE

FOR VALUE RECEIVED, the foregoing Plain English Warrant Agreement and all rights evidenced thereby are hereby transferred and assigned to

(Please Print)

Whose address is

Dated:

Holder’s Signature:

Holder’s Address:

Transferee’s Signature:

Transferee’s Address:

Signature Guaranteed:

NOTE: The signature to this Transfer Notice must correspond with the name as it appears on the face of the Plain English Warrant Agreement, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Plain English Warrant Agreement.